Exhibit 3.27

Srnre GonpoRATroN Gonrnr|ssroN Ricfimonf, Septem\er 15, 2003 'ffLis is to certify tfrat tfre certificate of incorporation of M&H Plastics, Inc. - T.uAs tfris da1 issuef anf afmittef to recorf in tfris ffice anf tfrat tfre saif corporation is autfroizef to transact its 7usiness su7ject to aff 'l/irginia faws appfica\fe to tfre corporation anf its 7usiness, ( Effective fate: Septem\er 15, 2003 State Qorp oration Commtssrcn ,4ttest: Qkr{of tfie Commission CIS0436 Exhibit 3.27